Exhibit (a)(1)(h)

Confirmation Email to Employees who Withdraw their  Stock Options from the Exchange Offer

Exar Corporation has received your withdrawal form dated                     , by which you rejected Exar Corporation’s offer to exchange certain of your outstanding options for new options to be granted at least six months and one day later.

If you change your mind, you may once again elect to exchange all eligible options by submitting a new election form to Gene Robles via facsimile at (510) 668-7011 or hand delivery to Gene Robles at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, by 5:00 p.m., Pacific time, on [September 25], 2003. If you have questions, please call Gene Robles at (510) 668-7075.

This notice does not constitute the offer to exchange. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options, dated August 27, 2003; (2) the election form; and (3) the withdrawal form, all of which have been distributed to you. You may also access these documents through Exar Corporation’s website at www.exar.com via the link “Tender Offer Information,” or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.